Exhibit 99.1

Broadwing Corporation Explores Strategic Alternatives for its OCS

Product and Announces Management Changes

COLUMBIA, MD (April 22, 2005) – Broadwing Corporation (NASDAQ: BWNG) today announced that it intends to explore strategic alternatives for its Optical Convergence Switch (OCS) digital cross-connect product, including a potential sale of the product, to enable the Company to increase its focus on its telecommunications services business. The OCS digital cross-connect switch provides standard point-to-point, ring and mesh networking functionality that enables delivery of SONET/SDH services and is sold by the Company’s communications equipment division. Broadwing Corporation previously reported that its equipment sales, primarily to the U.S. government, contributed approximately 2% to consolidated company revenue in 2004.

The Company also announced that Jim Bannantine, who served as President of the Company’s equipment business prior to its acquisition of certain assets from Broadwing Communications Services, Inc. and who served as President of Broadwing Corporation, has resigned in order to pursue other interests. In addition, the Company named Scott Widham, currently President-Carrier Accounts, to the new position of President of Sales, which merges oversight of the previously separate Carrier Accounts and Enterprise Accounts sales operations.

“On behalf of Broadwing, I would like to thank Jim Bannantine for the contributions he made during a period of rapid change and growth for the Company,” said Dr. David Huber, chairman and chief executive officer of Broadwing Corporation. “Jim aided greatly in the transition of our business from a telecommunications equipment manufacturer to a communications services provider. Our decision to explore strategic alternatives for our OCS product is reflective of the change in our corporate focus and we would like to thank Jim for all of his excellent work in positioning Broadwing for success going forward.”

During Bannantine’s tenure, Broadwing also completed the acquisition of Focal Communications Corporation . The Company recently announced that it has successfully connected Focal’s local network assets with Broadwing’s all-optical long haul network.

Commenting on Scott Widham’s new role, Dr. Huber said, “Scott Widham has been responsible for cultivating and growing Broadwing’s relationships with all carrier and wholesale providers and that business has flourished under his leadership. We are pleased that Scott will bring his enthusiasm and energy for our business to the Enterprise Group.”

Widham has over 25 years of international and domestic experience in the telecommunications and cable industries. He was recently appointed to the Board of Directors of CompTel/ALTS. Prior to joining Broadwing, Widham was the owner and operator of Capital Cable, a multi-system operator that was subsequently sold to Charter Communications. Widham also served as an executive vice president of Corecomm and was a director at MTV networks. He earned a BBA from The University of Texas at Austin.

About Broadwing Corporation

Broadwing Corporation, through its consolidated subsidiary Broadwing Communications, LLC, delivers innovative data, voice, and media solutions to enterprises, service providers, and government entities. Enabled by its one-of-a-kind, all-optical network and award-winning products and services, Broadwing Communications provides communications solutions with unparalleled customer focus and speed. Broadwing Corporation, via its Corvis Equipment Corporation subsidiary, also provides government agencies and service providers with advanced, scalable optical networking equipment designed to reduce the overall cost associated with building and operating optical networks. For more information, visit www.broadwing.com.

Broadwing and its logo are trademarks and/or service marks of Broadwing Communications, LLC, and/or Broadwing Corporation. All trademarks and service marks not belonging to Broadwing are the property of their respective owners.

Investor Note Regarding Forward-Looking Statements

Statements in this press release regarding Broadwing Corporation and/or Broadwing Communications, LLC (collectively “Broadwing”), that are not statements of historical fact may include forward-looking statements, and statements regarding Broadwing’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Broadwing’s actual results could differ materially from these statements.

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Investor and Media Contacts:

Dawn Benchelt

Manager, Investor Relations

Phone: (312) 895-8507

Fax: (312) 895-6680

Investorinformation@broadwing.com